Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Inland Western Retail Real Estate Trust, Inc:

We consent to the use of our report dated March 31, 2009, except for notes 1, 2, 3, 12, 13 and 14, which are as of May 11, 2011, with respect to the consolidated statements of operations and other comprehensive loss, equity, and cash flows of Inland Western Retail Real Estate Trust, Inc. for the year ended December 31, 2008, and the 2008 information in the related financial statement schedules, included herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-11.

Our report with respect to the consolidated financial statements makes reference to the Company retrospectively applying certain reclassifications associated with discontinued operations and upon the adoption of an accounting standard related to noncontrolling interests.

/s/ KPMG LLP

Chicago, Illinois

July 25, 2011